EXHIBIT 10.2

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”) dated as of December 20, 2022 (“Effective Date”) by and between Verint Systems Inc. (the “Company”) and Grant Highlander (“Executive”).
WHEREAS, the Executive has been appointed to the position indicated on Schedule I hereto with the Company (the “Position”) as of the Effective Date and the Company and Executive desire to continue the Executive’s employment with the Company in such Position, pursuant to the terms and conditions set forth in this Agreement;
WHEREAS, the Company desires to continue to employ the Executive in the Position; and
WHEREAS, both parties wish to set forth their understanding and agreement regarding the continued employment of the Executive by the Company.
NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.Term of Employment. Executive shall be employed by the Company under this Agreement for a period commencing on the Effective Date and ending on January 31, 2024, subject to earlier termination in accordance with the provisions of Section 9 hereof and Annex A of this Agreement (such period, as applicable, the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with February 1, 2024, and on each anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 90 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.
2.Position.
(a)During the Employment Term, Executive shall serve in the capacity of the Position. In such Position, Executive shall perform duties of the type customarily performed by persons serving in such Position at corporations of the size, type and nature of the Company. Executive shall report to the Chief Executive Officer of the Company and the Audit Committee of the Board, as appropriate (“Supervisor”).
(b)During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of Executive’s Supervisor; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Sections 10 or 11 hereof.
3.Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate indicated on Schedule I hereto, payable in regular installments in accordance with the Company’s payroll practices for senior executive officers. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of Executive’s Supervisor and/or the Committee, as applicable.

Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”
4.Annual Bonus. With respect to the fiscal year beginning with February 1, 2023 and each subsequent full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award the target for which is set forth on Schedule I hereto (the “Target”) based upon the achievement of performance goals established by Executive’s Supervisor (or the Committee, if applicable). Executive shall be entitled to such increases in the Target, if any, as may be determined from time to time in the sole discretion of Executive’s Supervisor (or the Committee, if applicable). Executive’s annual bonus award, as may be earned from time to time, is hereinafter referred to as the “Annual Bonus.” The Annual Bonus will be paid in accordance with the Company’s normal payroll practices for senior executive bonuses, but no later than the later of the 15th calendar day of the third month following the end of Executive’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A) or the 15th calendar day of the third month following the end of the Company’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A). The determination as to whether the performance goals have been achieved and whether and to what extent any bonus is to be paid with respect to such achievement shall be made in the sole discretion of the Supervisor (or the Committee, if applicable)For the avoidance of doubt, unless otherwise provided in this Agreement, Executive’s Annual Bonus shall remain subject to a “substantial risk of forfeiture” until the date when the Supervisor or the Committee (as applicable) makes a determination as to the satisfaction of the relevant performance goal or goals relating to such bonus and the extent of the payment thereof.
5.Change in Control. Upon a Change in Control (as defined herein or in the applicable stock incentive compensation plan), if outstanding equity awards held by all senior executives of the Company are not assumed in connection with such Change in Control, all of Executive’s outstanding equity awards shall vest and become non-forfeitable, with any outstanding stock options immediately vesting and becoming exercisable, the restriction period (including any vesting requirements) on any restricted stock and restricted stock units held by Executive shall lapse (with performance units vesting at the target level), and any other vesting requirements or conditions with respect to the foregoing or other equity-based awards (including any “phantom” awards) held by Executive shall lapse and be disregarded. For purposes of this Section 5, an equity award shall be considered assumed if, and only if, each of the following conditions are met: (i) stock options and stock appreciation rights are converted into a replacement award in a manner that complies with Section 409A and preserves the intrinsic value of the equity award on the date of the Change in Control; (ii) restricted stock units and restricted stock awards are converted into a replacement award covering a number of shares of common stock of the entity effecting the Change in Control (or a successor or parent corporation), as determined on a basis no less favorable to the holder of such award than the treatment applied to shareholders generally; provided that to the extent that any portion of the consideration received by holders of the Company common stock in the Change in Control transaction is not in the form of the common stock of such entity (or a successor or parent corporation), the number of shares covered by the replacement award shall be based on the average of the high and low selling prices of the common stock of such entity (or a successor or parent corporation) that is the subject of the replacement award on the established stock exchange on the trading day immediately preceding the date of the Change in Control; (iii) the replacement award contains provisions for scheduled vesting, attainability of performance targets (if applicable) and treatment on termination of employment (including the definition of Cause and Good Reason as set forth in the controlling document) that are no less favorable to the holder than the underlying award being replaced (including taking into account any provisions of any employment agreement), and all other terms of the replacement award (other than the security and number of shares represented by the replacement award) are no less favorable to the holder than the underlying award; and (iv) the security represented by the replacement award is of a class that is publicly held and traded on an established stock exchange. In the event Executive’s awards are assumed in connection with a Change in Control in accordance with this Section 5, his underlying award(s), and any replacement award(s), shall be treated no less favorably than the standards set forth in clauses (i) through (iv) of the preceding sentence.
6.Employee Benefits. During the Employment Term, Executive shall receive employee benefits and be eligible to participate in all employee benefit plans in a manner commensurate with other senior executive officers of the Company.
7.Business Expenses; Additional Benefits; Vacation.
(a)Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies and subject to the Reimbursement Rules (as described in Section 13(h)(v) hereof).
(b)Additional Benefits. During the Employment Term, the Company shall provide Executive with the additional benefits indicated on Schedule I hereto, if any.
(c)Vacation. Executive shall be entitled to the number of weeks of paid vacation per calendar year provided for on Schedule I hereto.
8.Clawback. Notwithstanding anything to the contrary, if the Company’s financial statements are restated due to material noncompliance, as a result of misconduct by Executive, with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year, Executive shall, at the request of the Committee, return or forfeit, as applicable, all or a portion (but no more than 100%) of any bonus or any incentive award (including equity awards) made to Executive during the Employment Term as incentive for the specific fiscal year or years (in the case of equity awards granted during the Employment Term, the portion of the award vested during such fiscal year or years) required to be restated. For example, if Executive is granted an award in FYE 2023 that vests in installments based on performance in FYE 2023 and 2024, and the Company’s financial statements for FYE 2023 are required, as a result of misconduct by Executive, to be restated due to material noncompliance with any financial reporting requirements as set forth above, the portion of the award which vests in FYE 2023 based on achievement of the performance targets for FYE 2023 shall be subject to clawback in accordance with this Section 8, but the portion of the award which vests in FYE 2024 shall not be subject to forfeiture or clawback. Or, if based on the same facts as set forth in the preceding sentence, Executive is paid a bonus in FYE 2024 for performance in FYE 2023, such bonus shall be subject to clawback in accordance with this Section 8, but not any bonus paid for any other fiscal year. The amount to be recovered from Executive shall be the amount by which the bonus or incentive compensation award exceeded the amount that would have been payable to Executive had the financial statements been initially filed as restated (including, but not limited to, the entire award), as reasonably determined by the Committee. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from Executive, (ii) by reducing (subject to applicable law, including Section 409A, and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to Executive under any compensatory plan, program or arrangement maintained by the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s compensation practices, or (iv) by any combination of the foregoing. In addition, Executive will be subject to any clawback or recoupment policy adopted, modified or implemented by the Company pursuant to applicable law, government regulation or stock exchange listing requirement.
9.Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 9 and Annex A shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.
(a)Termination by the Company for Cause or by Executive’s Resignation Without Good Reason.
(i)The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 9(b)(ii) hereof).
(ii)For purposes of this Agreement, “Cause” shall mean: (A) (i) conviction of, or plea of guilty or nolo contendere to a felony or (ii) indictment for a crime involving dishonesty, fraud or moral turpitude which is materially harmful to the Company or any of its Subsidiaries (including reputational harm); (B) willful and intentional breach by Executive of Executive’s obligations to the Company or any of its Subsidiaries or pursuant to this Agreement which is materially harmful to the Company or any of its Subsidiaries; (C) willful misconduct, or any dishonest or fraudulent act by Executive in connection with Executive’s performance of his duties for the Company which is materially harmful to the Company; (D) material violation of any U.S. federal securities laws, rules or regulations, as determined by a U.S. court or any other U.S. government body of compliant jurisdiction; (E) material violation of any Company policy or procedure provided to Executive, including without limitation a material violation of the Company’s Code of Conduct, (F) notwithstanding the limitations set forth in subclause (E), engaging in any activity that would constitute a violation of the Company’s policies on harassment, workplace bullying, discrimination or substance abuse, or engaging in any activity that could reasonably be expected to be detrimental to the reputation of the Executive or the Company or that could reasonably be expected to bring the Executive or the Company into disrepute; or (G) Executive’s gross neglect of his material duties for the Company which is materially harmful to the Company or any of its Subsidiaries; provided that Executive does not cure such misconduct described in (B), (C), (F), or (G), or such misconduct is not susceptible to cure, within 15 days following his receipt from the Company of written notice of the same. No termination for Cause shall qualify as a termination for Cause under this Agreement unless made by a majority of the Board, at a meeting of the Board, held for such purpose, where Executive and his counsel had an opportunity, on at least 15 days notice, to be heard before the Board.
(iii)If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:
(A)the Base Salary through the date of termination;
(B)to the extent permitted by the Company’s vacation policy or to the extent required by applicable law, payment for accrued but unused vacation;
(C)such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company; and
(D)any amounts owed to Executive under Section 13(c) hereof (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).
Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 9(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(b)Termination by the Company Without Cause or Resignation by Executive for Good Reason (Whether or Not in Connection With a Change in Control).
(i)The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason.
(ii)For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Executive prior written consent (A) a significant reduction in Executive’s authorities duties, position, titles or reporting status; (B) the assignment to Executive of duties inconsistent with Executive’s status as Position or an adverse alteration in the nature of Executive’s duties and/or responsibilities, reporting relationships, positions, titles or authority; (C) following a Change in Control, Executive ceasing to be the chief financial officer of a publicly traded company; (D) a material reduction by the Company in Executive’s Base Salary or Target bonus; (E) the Company’s provision of a non-extension notice under Section 1 hereof; or (F) the relocation of Executive’s place of employment by more than 50 miles from Executive’s location as of the Effective Date (unless the Company permits Executive to work remotely, or at a different office location within 50 miles of Executive’s location); for the avoidance of doubt, the Company’s implementation of a return to office policy shall not trigger Good Reason to the extent it otherwise complies with the geographical limitations of this clause (F); (G) a material breach by the Company of any provision of this Agreement or any other agreement between Executive and Company and its Subsidiaries or (H) any failure by the Company to obtain the assumption in writing of any obligation of the Company or any affiliate to perform any agreement between Executive and the Company or any affiliate by any successor to all or substantially all of the assets of the Company, whether by operation of law or contractually, as of the date of such transaction, provided that the events described in this Section 9(b)(ii) shall, except with respect to the foregoing clause (E), constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.
(iii)If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:
(A)the Accrued Rights; and
(B)subject to Executive’s continued compliance with the provisions of Sections 10 and 11 hereof:
(1)a lump sum cash payment of the Base Salary, as in effect on the date of termination of Executive’s employment or, if higher, as of the date immediately prior to the first event or circumstance constituting Good Reason in connection with such departure, equal to the number of months set forth on Schedule I hereto after the date of such termination, payable on the 60th calendar day following the termination of Executive’s employment;
(2)a lump sum cash payment of a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for the year in which such termination occurs following the conclusion of the performance period, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment and Executive’s and the Company’s actual performance for the applicable performance period, payable at the same time bonuses are paid to other senior executives of the Company for such fiscal year, but no later than the later of the 15th calendar day of the third month following the end of Executive’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A) or the 15th calendar day of the third month following the end of the Company’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture” (the “Pro Rata Bonus”);
(3)a lump sum cash payment equal to the percentage set forth on Schedule I hereto of the average Annual Bonus actually paid or payable with respect to the three most recently completed years, payable on the 60th calendar day following termination of Executive’s employment; and
(4)for the number of months set forth on Schedule I hereto, following the date of termination of employment, the Company will reimburse the Executive for the cost (on a grossed-up basis) of maintaining health benefits under a group health plan of the Company or a Subsidiary of the Company; provided that (i) the Executive timely elects the continuation of group health plan benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (ii) the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage, and (iii) such reimbursement shall comply with the Reimbursement Rules (as described in Section 13(h)(v) hereof). The parties acknowledge that this coverage will count towards the Company’s and such group health plan’s obligation to provide Executive with the right to continuation coverage pursuant to COBRA and that Executive will be able to continue such coverage at his or her own expense for the balance of the period provided under COBRA. For the avoidance of doubt, the foregoing will not cover any short-term or long-term disability insurance benefits.
Following Executive’s termination of employment under this Section 9(b) by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, in each case, which does not qualify as a Change in Control Termination, except as set forth in this Section 9(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement unless Executive’s termination is also a Change in Control Termination. In the event of a Change in Control Termination, Executive shall be entitled to the additional payments, benefits or entitlements under Annex A.
(c)Termination Upon Death.
(i)The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death.
(ii)Upon termination of Executive’s employment hereunder upon Executive’s death, Executive’s estate shall be entitled to receive:
(A)the Accrued Rights;
(B)a lump sum cash payment of the Pro Rata Bonus, if any, payable as provided in Section 9(b)(iii)(B)(2) hereof; and
(C)for the number of months set forth on Schedule I hereto, following the date of termination of employment, the Company will reimburse the Executive’s spouse and eligible dependents for the cost (on a grossed-up basis) of maintaining health benefits for Executive’s spouse and eligible dependents under a group health plan of the Company or a Subsidiary of the Company; provided that (i) Executive’s spouse and/or legal guardian for Executive’s eligible dependents timely elects the continuation of group health plan benefits under COBRA, (ii) Executive’s spouse and/or legal guardian for Executive’s eligible dependents makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage, and (iii) such reimbursement shall comply with the Reimbursement Rules (as described in Section 13(h)(v) hereof). The parties acknowledge that this coverage will count towards the Company’s and such group health plan’s obligation to provide Executive’s spouse and eligible dependents with the right to continuation coverage pursuant to COBRA and that Executive’s spouse and/or eligible dependents will be able to continue such coverage at their own expense for the balance of the period provided under COBRA. For the avoidance of doubt, the foregoing will not cover any short-term or long-term disability insurance benefits.
Following Executive’s termination of employment due to death, except as set forth in this Section 9(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(d)Termination Upon Disability.
(i)The Employment Term and Executive’s employment hereunder shall be terminated by the Company if Executive becomes disabled within the meaning of the Company’s applicable long-term disability plan then in effect (“Disability”).
(ii)Upon termination of Executive’s employment hereunder for Disability, Executive or Executive’s estate (as the case may be) shall be entitled to receive:
(A)the Accrued Rights;
(B)a lump sum cash payment of the Pro Rata Bonus, if any, payable as provided in Section 9(b)(iii)(B)(2) hereof;
(C)a lump sum cash payment equal to the greater of (i) six months or (ii) the number of full and partial months from the date of termination of employment and until the date on which the Executive would be eligible to receive benefits under the Company’s long-term disability plan applicable to the Executive (but in no event more than 12 months) (such greater period, the “Overlap Period”) of the Base Salary, as in effect on the date of termination of Executive’s employment, payable on the 60th calendar day following termination of Executive’s employment; and
(D)for a period equal to the Overlap Period following the date of termination of employment, the Company will reimburse the Executive for the cost (on a grossed-up basis) of maintaining health benefits under a group health plan of the Company or a Subsidiary of the Company; provided that (i) the Executive timely elects the continuation of group health plan benefits under COBRA, (ii) the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage, and (iii) such reimbursement shall comply with the Reimbursement Rules (as described in Section 13(h)(v) hereof). The parties acknowledge that this coverage will count towards the Company’s and such group health plan’s obligation to provide Executive with the right to continuation coverage pursuant to COBRA and that Executive will be able to continue such coverage at his or her own expense for the balance of the period provided under COBRA. For the avoidance of doubt, the foregoing will not cover any short-term or long-term disability insurance benefits.
Following Executive’s termination of employment due to Disability, except as set forth in this Section 9(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(e)Termination by the Company Without Cause or Resignation by Executive for Good Reason Which Qualifies as a Change in Control Termination (as defined in Annex A). If the Employment Term and Executive’s employment hereunder is terminated by the Company without Cause or by Executive’s resignation for Good Reason, in either case, in a manner that qualifies as a Change in Control Termination within the meaning of Annex A, Executive shall be entitled to the payments, benefits and entitlements under Section 9(b)(iii) hereof as well as the additional payments, benefits and entitlements under Annex A.
(f)Expiration of Employment Term.
(i)In the event that the Company elects not to extend the Employment Term pursuant to Section 1 hereof, such event will constitute Good Reason. In the event Executive does not terminate Executive’s employment for Good Reason (as provided above) in such scenario, the Employment Term will expire on the Extension Date that immediately follows the date of the notice of non-extension.
(ii)In the event Executive elects not to extend the Employment Term pursuant to Section 1 hereof, the Employment Term will expire on the Extension Date that immediately follows the date of the notice of non-extension. For the avoidance of doubt, Executive’s election not to renew shall not be deemed to waive any right of Executive under this Agreement prior to the expiration of this Agreement, including Executive’s right to terminate employment for Good Reason upon the occurrence, following the notice of non-extension, of a subsequent event that otherwise would constitute Good Reason under this Agreement.
(g)Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination (as defined below) to the other party hereto in accordance with Section 13(k) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. For purposes of termination of employment in the case of Disability, date of termination shall be 30 days from receipt by Executive of the Notice of Termination and Executive has not returned to work.
(h)Board/Committee Resignation. Upon termination of Executive’s employment for any reason, if applicable, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates.
(i)No Mitigation; No Offset. In the event of any termination of Executive’s employment under this Section 9, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to Executive under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain.
(j)Return of Company Property. Immediately following the date of any termination of Executive’s employment, Executive or his personal representative shall immediately return all Company property in his possession, including but not limited to all computer equipment (hardware and software), laptops, telephones, mobile devices, and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients.
(k)Waiver and Release. As a condition precedent to receiving the compensation and benefits provided under Sections 9(b), 9(d) and 9(e) hereof, Executive shall execute the waiver and release attached to this Agreement as Exhibit A (the “Release”). If the Release has not become effective and been delivered to the Company by the 60th calendar day following termination of Executive’s employment, the Company will not have any obligations to make any payments or provide any benefits under Sections 9(b), 9(d) or 9(e) hereof, other than Executive’s right to continued benefits under COBRA at Executive’s own cost.
10.Non-Competition; Non-Solicitation.
(a)Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
(i)During the Employment Term and, for a period of two years following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit or assist in soliciting in competition with the Company or its affiliates, the business of any client or prospective client:
(A)with whom Executive had personal contact or dealings on behalf of the Company or its affiliates during Executive’s employment;
(B)with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company or its affiliates during Executive’s employment; or
(C)for whom Executive had direct or indirect responsibility during Executive’s employment.
(ii)
(A)During the Restricted Period, Executive will not himself or herself perform, or provide management of, supervision of, or advice on any other Person’s performance of, Competitive Responsibilities. The term “Competitive Responsibilities” means duties and responsibilities that (x) are the same as or substantially similar to the duties and responsibilities Executive performed on behalf of the Company or its Subsidiaries within the two-year period prior to Executive’s termination date and (y) involve the development, marketing, distribution, sale, or support of products or services that are competitive with the products or services offered by the Company and its Subsidiaries as of Executive’s termination date.
(B)In addition to the restrictions in the preceding subsection, during the Restricted Period, Executive will not engage in any activity, whether as an officer, director, employee, consultant, partner, principal, member, shareholder, owner, or agent on behalf of any Named Competitor. The term “Named Competitor” means the companies listed on Exhibit B hereto, including any Subsidiaries, divisions, or controlled affiliates thereof.
(iii)Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such Person.
(iv)During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(A)solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates;
(B)solicit from or encourage any consultant then under contract with the Company or its affiliates to cease to work with the Company or its affiliates; or
(C)hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.
(b)It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 10 and 11 hereof to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
11.Confidentiality; Non-Disparagement.
(i)Executive will not at any time (whether during or after Executive’s employment with the Company) (A) retain or use for the benefit, purposes or account of Executive or any other Person; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its affiliates (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Company.
(ii)“Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.
(iii)Upon termination of Executive’s employment with the Company for any reason, Executive shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or affiliates; (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and Subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (C) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.
(iv)Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, affiliates, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times during the Employment Term bound by their most current version.
(v)Executive will not make any statements that are professionally or personally disparaging about the Company or its past or present employees, officers, and/or directors, including, but not limited to, any statement that disparages the Company or any such person, any Company product or service, the Company’s financial condition, the Company’s business, or Company’s capability to perform its business. Executive understands, however, that nothing in this Agreement prevents him from (i) filing a charge or participating in an investigation by a governmental administrative agency, as further described in Section 16 below and/or (ii) providing truthful testimony or other information as required by a lawfully issued subpoena or as otherwise required by law.
12.Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 hereof would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and/or obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
13.Miscellaneous.
(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. Subject to Section 13(b) hereof, the parties agree that the state and federal courts located in the State of New York shall have jurisdiction in any action, suit or proceeding based on or arising out of this Agreement and the parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding; (c) agree that venue is proper and convenient in such forum; and (d) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, subject matter jurisdiction, venue, or service of process.
(b)Arbitration; Legal Fees. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in New York City in accordance with the rules and procedures of the American Arbitration Association. Executive and the Company shall mutually select the arbitrator. If Executive and the Company cannot agree on the selection of an arbitrator, each party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All arbitration costs and all other costs, including but not limited to reasonable attorneys’ fees incurred by each party, shall be borne by the Company; provided, however, that if the arbitrator finds that Executive’s claims are frivolous or without merit, then the arbitration costs shall be shared equally by both parties and all other costs shall be borne by the party incurring such cost.
(c)Indemnification.
(i)The Company agrees that if Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director, officer, employee, consultant or agent of the Company or any of its affiliates, or is or was serving at the request of, or on behalf of, the Company as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company or other entity, the Company and its successors and/or assigns will indemnify, hold harmless and defend Executive to the fullest extent permitted or authorized by the Company’s certificate of incorporation or by-laws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing his rights to indemnification or contribution, advancement of expenses or coverage under directors’ and officers’ liability insurance policies) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even though he has ceased to be a director, officer, member, employee, consultant or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall reimburse Executive for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees; provided that Executive provides notice to the Company prior to retaining counsel in connection with any Proceeding) incurred by him in connection with any Proceeding promptly after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined by a final, non-appealable decision of a court of competent jurisdiction that he is not entitled to be indemnified against such costs and expenses. The Company also agrees to have any successor to all or substantially all of its business or assets to expressly agree to assume the Company’s obligations under this Section 13(c).
(ii)Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by Executive under Section 13(c)(i) hereof that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption or inference that Executive has not met the applicable standard of conduct.
(iii)The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Executive at a level, and on terms and conditions, no less favorable to him than the coverage the Company provides other similarly-situated executives or directors until such time as suits against Executive are no longer permitted by law. In all events, Executive shall be covered, in respect of Executive’s activities as an officer, director or employee of the Company or any of its affiliates, by the Company’s (or any of its affiliates’) directors and officers liability insurance policy with a top rated insurer with the usual coverage (with respect to scope and period) and deductibles in a total policy amount not to be less than $10,000,000 or other comparable policies, if any, obtained by the Company’s (or any of its affiliates’) successors, to the fullest extent permitted by such policies.
(iv)Nothing in this Section 13(c) shall be construed as reducing or waiving any right to indemnification, or advancement of expenses or coverage under any directors’ and officers’ liability insurance policies Executive would otherwise have under the Company’s or any affiliate’s certificate of incorporation or by-laws or under applicable law.
(d)Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Any previous agreement or understanding between Executive and the Company (or any Subsidiary or affiliate of the Company) with respect to the employment of Executive by the Company (including, but not limited to the At Will Employment Agreement between Executive and the Company, with an effective date of October 26, 2015, and the related offer letter dated September 9, 2015), and other than outstanding equity, long-term incentive awards, or deferred compensation arrangements (unless otherwise provided herein) is superseded by this Agreement. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
(e)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of this Agreement to be effective must be in writing specifically referencing the provision being waived and signed by the party against whom the waiver is being enforced.
(f)Severability; Survival. In the event that any one or more of the provisions of this Agreement or Annex A shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement or Annex A shall not be affected thereby. Subject to any limits on applicability contained therein,

Sections 8-15 hereof and Annex A shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Term.
(g)Assignment. This Agreement, and all of Executive’s rights and obligations hereunder, shall not be assignable or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution, without the consent of the Company. This Agreement, and all of the Company’s rights and obligations hereunder, shall not be assignable or transferred by the Company without the consent of Executive except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.
(h)Compliance with IRC Section 409A.
(i)The parties intend that any amounts payable under this Agreement, and the Company’s and Executive’s exercise of authority or discretion hereunder comply with, or be exempt from, the provisions of Section 409A so as not to subject Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A. In furtherance thereof, to the extent that any provision hereof would result in Executive being subject to payment of the additional tax, interest and tax penalty under Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Section 409A without materially changing the economic value of the arrangements under this Agreement to either party; and thereafter the parties will interpret its provisions in a manner that complies with Section 409A. Notwithstanding the foregoing, no particular tax result for Executive with respect to any income recognized by Executive in connection with this Agreement is guaranteed.
(ii)Notwithstanding any provisions of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company) at the time of his or her separation from service and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Agreement (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”), in each case, during the six-month period immediately following Executive’s separation from service will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of Executive’s “separation from service” (within the meaning of Section 409A) and (ii) Executive’s death (the applicable date, the “Permissible Payment Date”). The Company will also reimburse Executive for the after-tax cost incurred by Executive in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).
(iii)Each payment under this Agreement is intended to be a “separate payment” and not of a series of payments for purposes of Section 409A.
(iv)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination also constitutes a “separation from service” (within the meaning of Section 409A) and the regulations thereunder, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the termination date.
(v)With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit is required to be included in Executive’s gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) shall be reimbursed by the Company no later than December 31st of the year following the year in which Executive incurs the related expenses and in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit (the “Reimbursement Rules”).
(i)Section 280G.
(i)If any payment or benefit the Executive will or may receive from the Company or any of its affiliates under this Agreement or otherwise (a “280G Payment”) would (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then each such 280G Payment (collectively, the “Payments”) shall be reduced to the extent necessary for the Payments to equal, in the aggregate, the Reduced Amount. The “Reduced Amount” shall be either (1) the largest portion of the Payments that would result in no Excise Tax on the Payments (after reduction), or (2) the total Payments, whichever amount (i.e., the amount determined by clause (1) or by clause (2)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a reduction in the Payments is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (1) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(ii)Notwithstanding any provision of Section 13(i) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would cause any portion of the Payments to be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Code Section 409A as follows: (x) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (y) as a second priority, Payments that are contingent on future events shall be reduced (or eliminated) before Payments that are not contingent on future events; and (z) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(iii)The Company shall appoint a nationally recognized accounting firm, law firm or consultancy to make the determinations required by this Section 13(i) and shall, to the extent consistent with Section 280G of the Code, all reductions to the value of payments that might otherwise qualify as a “parachute payments” under such Section (including the value of noncompetition restrictions and reasonable compensation for pre-and post-change in control services). The Company shall bear all expenses with respect to the determinations by such accounting firm, law firm or consultancy required to be made hereunder.
(j)Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Company will require any successor (whether direct or indirect, by purchase merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no succession had taken place.
(k)Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or via email or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
Verint Systems Inc.
175 Broadhollow Road
Melville, NY 11747
Attention: General Counsel
Email: jonathan.kohl@verint.com
If to Executive:
To the most recent address of Executive set forth in the personnel records of the Company.
(l)Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
(m)Cooperation. Executive shall, at the Company’s expense, provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.
(n)Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(o)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(p)Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(i)“Board” shall mean the Board of Directors of the Company.
(ii)A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following subparagraphs shall have occurred:
(A)the acquisition by any Non-Verint Person, entity or affiliated group, in one or a series of transactions, of more than 50% of the voting power of the Company, or the acquisition of all the common stock of the Company (other than equity held by employees which is assumed in such transaction) following which the common stock of the Company is no longer publicly traded;
(B)the requirement that any Non-Verint Person, entity or affiliated group consolidate with its financial results the financial results of the Company;
(C)a merger or consolidation in which the holders of the Company’s equity securities would not be holders of 50% or more of the voting power of the merged or consolidated entity;
(D)a sale of all or substantially all of the Company’s assets; or
(E)during any period of two consecutive years, Incumbent Directors cease to constitute at least a majority of the board. “Incumbent Directors” shall mean: (1) the directors who were serving at the beginning of such two-year period and (2)

any directors whose election or nomination was approved by the directors referred to in clause (1) or by a director approved under this clause (2).
(iii)“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(iv)“Committee” shall mean the Compensation Committee of the Board.
(v)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(vi)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(vii)“Non-Verint Person” means “Person” as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, but excluding (A) the Company or any of its Subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company.
(viii)“Section 409A” means Section 409A of the Code and any proposed, temporary or final regulation, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.
(ix)“Subsidiary” of any Person means another Person (other than a natural Person), an aggregate amount of the voting securities, other voting ownership or voting partnership interests, of which is sufficient to elect at least a majority of the Board or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
14.Assignment of Intellectual Property.
(a)Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (i) relates to the business of the Company or its Subsidiaries, or (ii) relates to the Company’s or its Subsidiaries’ actual or demonstrably anticipated research or development, or (iii) results from any work performed by the Executive for the Company or its Subsidiaries, the Executive will assign to the Company (or its designee) the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design.
(b)Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that the Executive conceives and/or develops entirely on the Executive's own time without using the Company’s or its affiliates’ equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (i) relates to the business of the Company or its Subsidiaries, or (ii) relates to the Company’s or its Subsidiaries’ actual or demonstrably anticipated research or development, or (iii) results from any work performed by the Executive for the Company or its Subsidiaries.
(c)Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or its

Subsidiaries or relates to the Company’s or its Subsidiaries’ actual or demonstrably anticipated research or development which is conceived or suggested by the Executive, either solely or jointly with others, within one year following termination of the Executive’s employment under this Agreement (or any successor agreements) shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets unless Executive can conclusively prove otherwise.
(d)In order to determine the rights of the Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to ensure the protection of the same, the Executive agrees that during the Executive's employment, and for one year after termination of the Executive’s employment under this Agreement (or any successor agreements) the Executive will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by the Executive solely or jointly with others. The Company agrees to keep any such disclosures confidential. The Executive also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company.
(e)Executive agrees that at the request of and without charge to the Company, but at the Company's expense, the Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company (or its designee) and will assign to the Company (or its designee) any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that the Executive will do whatever may be necessary or desirable to enable the Company (or its designee) to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon.
(f)In the event the Company is unable, after reasonable effort, and in any event after ten business days of exerting such reasonable efforts, to secure the Executive's signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of the Executive's physical or mental incapacity or for any other reason whatsoever, the Executive irrevocably designates and appoints the Chief Legal Officer and/or General Counsel of the Company as the Executive's attorney-in-fact to act on the Executive's behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.
(g)Executive acknowledges that to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during his or her employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) Verint Systems Inc., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.
15.Signatories. For purposes of Sections 9 (Termination) and 13 (Miscellaneous) hereof and Annex A hereto, Verint Americas Inc. agrees that if the Company is unable to perform all or part of its obligations under this Agreement (including Annex A) then Verint

Americas Inc. will perform such obligations of the Company in the same manner and to the same extent the Company would be required to perform.
16.Protected Disclosures. Nothing in this Agreement will preclude, prohibit or restrict the Executive from (i) communicating with any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority. Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, the Executive from (i) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (ii) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit the Executive’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. The Executive does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. The foregoing provisions regarding Protected Disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Agreement shall be deemed to be amended to reflect the same.

[Signature Page to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

VERINT SYSTEMS INC. By: /s/ Dan Bodner Name: Dan Bodner Title: Chief Executive Officer Date: December 20, 2022	EXECUTIVE Signature: /s/ Grant Highlander Name (print): Grant Highlander Date: December 20, 2022

VERINT AMERICAS INC.

By:      /s/ Peter Fante
Name:    Peter Fante
Title: Secretary
Date:    December 20, 2022

Exhibit A
RELEASE
This RELEASE (“Release”) dated this ____________________ day between Verint Systems Inc. (the “Company”), and _________________ (“Executive”).
WHEREAS, the Company and Executive previously entered into an employment agreement dated _________, 20___ (the “Employment Agreement”)
WHEREAS, Executive’s employment with the Company (has been) (will be) terminated effective __________________; and
WHEREAS, pursuant to Section 9 and/or Annex A of the Employment Agreement, Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release.
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and Executive agree as follows:
1.Executive, on Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, does hereby release the Company, and any of its affiliates, and each past or present officer, director, agent, or employee of any such entities (but with respect to any individual or agent, only in connection with such individual’s or agent’s official capacity with the Company or any affiliate and not in his or its personal capacity), from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of Executive’s employment with the Company or an affiliate thereof, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under federal, state, local or other law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, benefits, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, sexual preference, disability or age discrimination under the ADEA, OWBPA, or otherwise), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment. If any court rules that such waiver of rights to file, or have filed on Executive’s behalf, any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints relating to any claim released by Executive herein. Executive relinquishes any right to future employment with the Company or its affiliates and the Company and its affiliates shall have the right to refuse to re-employ Executive without liability. Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by Executive to exist may subsequently be discovered, it is Executive’s intention to fully settle and release all claims Executive may have against the Company and the persons and entities described above, whether known, unknown or suspected.
2.The Company and Executive acknowledge and agree that the release contained in Paragraph 1 hereof does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company or any other person or entity (i) to indemnify, advance expenses to, and hold Executive harmless pursuant to applicable law or to the fullest extent
Exhibit A - 1

permitted under the bylaws and/or certificate of incorporation of Company, the Employment Agreement and, if greater, the policies and procedures of Company that are presently in effect, or otherwise, (ii) to cover Executive under any applicable directors’ and officers’ liability insurance policies or pursuant to Section 13(c) of the Employment Agreement, (iii) to Executive with respect to the compensation, benefits and entitlements due following termination pursuant to Section 9 or Annex A of the Employment Agreement, (iv) with respect to any rights of Executive under, arising or preserved by the Employment Agreement (including Annex A) which survive termination of Executive’s employment, (v) to Executive and Executive’s eligible, participating dependents or beneficiaries under any existing group welfare or retirement plan of the Company in which Executive and/or such dependents are participants, or (vi) with respect to any other vested benefits or entitlements under the benefit plans, programs, policies, arrangements or agreements of the Company or any of its affiliates, including without limitation any equity and/or long-term incentive compensation plans, programs, policies, arrangements or agreements, in accordance with the terms of such plans, programs, policies, arrangements or related award agreements.
3.Executive acknowledges that Executive has been provided at least 21 days to review the Release and has been advised to review it with an attorney of Executive’s choice. In the event Executive elects to sign this Release prior to this 21-day period, Executive agrees that it is a knowing and voluntary waiver of Executive’s right to wait the full 21 days. Executive further understands that Executive has seven days after the signing hereof to revoke this Release by so notifying the Company in writing, such notice to be received by the Corporate Secretary within the seven-day period. Executive further acknowledges that Executive has carefully read this Release, knows and understands its contents and its binding legal effect. Executive acknowledges that by signing this Release, Executive does so of Executive’s own free will and act and that it is Executive’s intention that Executive be legally bound by its terms.
IN WITNESS WHEREOF, Executive has executed this Release on the date first above written.

By: Name: Title:

Exhibit A - 2

Exhibit B
(Named Competitors)
“Named Competitors” shall mean the following companies, including any Subsidiaries, divisions, or controlled affiliates thereof:

•Alvaria / Aspect (Noble Systems) / Cicero
•Amazon
•Calabrio, Inc.
•Callminer
•eGain
•Genesys Telecommunications
•Medallia
•NICE Systems
•Qualtrics / Clarabridge
•Salesforce

Annex A - 1

Annex A
CHANGE IN CONTROL PROVISIONS
If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (i.e., excluding a termination by the Company for Cause, by the Executive without Good Reason, or as a result of death or Disability):

(a) upon, or within 12 months following, a Change in Control;

(b) at a time when the Company is party to an agreement, the consummation of which would result in the occurrence of a Change in Control (whether or not a Change in Control actually occurs);

(c) within the six-month period preceding the entrance by the Company into an agreement, the consummation of which would result in the occurrence of a Change in Control (whether or not a Change in Control actually occurs), and such termination is made in contemplation of or in connection with the potential Change in Control; or

(d) within the nine-month period preceding the consummation of a Change in Control, and such termination is made in contemplation of or in connection with the potential Change in Control;

(each, a “Change in Control Termination”), the Company shall pay Executive the amounts, and provide Executive the benefits, described in the balance of this Annex A (collectively, the “Change in Control Payments”) in addition to any other severance payments or benefits otherwise payable to Executive under Section 9(b) of the Agreement (unless otherwise indicated in Annex A), plus the Accrued Rights.
For the avoidance of doubt, the provisions of Section 2 of this Annex A shall apply and be operative regardless of whether or not Executive’s employment is terminated and the entirety of this Annex A shall form a part of the Agreement whether or not referred to by the body of the Agreement.
For purposes of this Annex A, no payment that would otherwise be made and no benefit that would otherwise be provided, in each case, that would constitute deferred compensation within the meaning of Section 409A, upon a termination of employment shall be made or provided unless and until such termination of employment is also a “separation from service,” as determined in accordance with Section 409A.
1.Change in Control Severance Payments
(a)A lump sum cash payment equal to 50% of the Base Salary (as in effect on the date of termination of Executive’s employment, or if higher, as of the date immediately prior to the first event or circumstance constituting Good Reason in connection with such departure), payable to Executive on the 60th calendar day following (i) termination of Executive’s employment in the case of clauses (a) and (b) of the definition of “Change in Control Termination”, (ii) the execution of the agreement referenced in clause (c) of the definition of “Change in Control Termination” in the case of such clause (c), and (iii) the occurrence of the Change in Control in the case of clause (d) of the definition of “Change in Control Termination”.
(b)In lieu of the Pro Rata Bonus due under Section 9(b)(iii)(B)(2) of the Agreement, a lump sum cash payment of a bonus equal to a pro rata portion of the Target bonus
Annex A - 2

(as in effect on the date of termination of Executive’s employment, or if higher, as of the date immediately prior to the first event or circumstance constituting Good Reason in connection with such departure), if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in such year (if such year had been completed) based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment and, to the extent relevant to the calculation of Executive’s bonus, Executive’s actual performance and assuming that the Company’s actual performance through the date of Executive’s termination were annualized through the end of such year, payable to Executive on the 60th calendar day following (w) termination of Executive’s employment in the case of clauses (a) and (b) of the definition of “Change in Control Termination”, (x) the execution of the agreement referenced in clause (c) of the definition of “Change in Control Termination” in the case of such clause (c), and (y) the occurrence of the Change in Control in the case of clause (d) of the definition of “Change in Control Termination”.
(c)In lieu of the lump sum cash payment equal to the average Annual Bonus due under Section 9(b)(iii)(B)(3) of the Agreement, a lump sum cash payment equal to 150% of the Target bonus, or if higher, the Target bonus for the year immediately prior to the year in which a Change in Control occurs, payable to Executive on the 60th calendar day following (i) termination of Executive’s employment in the case of clauses (a) and (b) of the definition of “Change in Control Termination”, (ii) the execution of the agreement referenced in clause (c) of the definition of “Change in Control Termination” in the case of such clause (c), and (iii) the occurrence of the Change in Control in the case of clause (d) of the definition of “Change in Control Termination”. The amount of any payment pursuant to this Section 1(c) will be reduced by the amount, if any, previously paid pursuant to Section 9(b)(iii)(B)(3) of the Agreement.
(d)All outstanding equity awards outstanding as of Executive’s termination date shall vest and become non-forfeitable, with any outstanding stock options immediately vesting and becoming exercisable, the restriction period (including any vesting requirements) on any restricted stock and restricted stock units held by Executive shall lapse, and any other vesting requirements or conditions with respect to the foregoing or other equity-based awards (including any “phantom” awards) held by Executive shall lapse and be disregarded, and such awards shall be settled in accordance with the terms of the plan and/or the applicable award agreement; provided that (i) in event Executive holds one or more “tandem” awards, only one side of each such tandem award shall vest (pursuant to the terms and conditions of such awards) and (ii) notwithstanding the terms of the plan or the applicable award agreements, if the Company determines that the settlement of some or all of such awards in stock is not feasible at such time (for legal, regulatory, or other reasons), such awards will instead be settled in cash or cash-cancelled based on the fair market value of the Company’s stock at such time (as determined in good faith by the Board); all amounts or shares payable or deliverable under this paragraph to be paid or delivered to Executive on the 60th calendar day following (i) termination of Executive’s employment in the case of clauses (a) and (b) of the definition of “Change in Control Termination”, (ii) the execution of the agreement referenced in clause (c) of the definition of “Change in Control Termination” in the case of such clause (c), and (iii) the occurrence of the Change in Control in the case of clause (d) of the definition of “Change in Control Termination”.
2.Payment of Certain Legal Fees
The Company shall pay to Executive all reasonable legal fees and expenses incurred by Executive in disputing any issue under Section 9(e) of the Agreement or this Annex A relating to the termination of Executive’s employment or in seeking in good faith to interpret, obtain or enforce any benefit or right provided by Section 9(e) of the Agreement or this Annex A, in each case, regardless of the outcome. Such payments shall be made within five days (but in any event
Annex A - 3

no later than December 31st of the year following the year in which Executive incurs the expenses) after delivery of Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided that (a) the amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, (b) Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit, and (c) Executive shall not be entitled to reimbursement unless Executive has submitted an invoice for such fees and expenses at least ten days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.

Annex A - 4

Schedule I
to Employment Agreement
Name of Executive: Grant Highlander
1.Position: Chief Financial Officer
2.Annual Base Salary: $400,000
3.Annual Bonus Target: $310,000
4.Annual Vacation: Four weeks
5.Additional Benefits (if any): None
6.Months of severance: 12
7.Multiplier for bonus in the event of severance: 100%.
8.Months of COBRA reimbursement on termination without Cause, resignation for Good Reason, or death: 12

    Schedule I - 1